                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                  -----------

                                  AVNET, INC.
            (Exact name of registrant as specified in its charter)


              NEW YORK                                  11-1890605
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                              80 CUTTER MILL ROAD
                           GREAT NECK, NEW YORK 11021
               (Address of Principal Executive Offices)(Zip Code)


                                 -----------


                          AVNET 1997 STOCK OPTION PLAN
                            (Full title of the plan)

                                  -----------


                                RAYMOND SADOWSKI
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                  AVNET, INC.
                              80 CUTTER MILL ROAD
                              GREAT NECK, NY 11021
                                 (516) 466-7000

                                 DAVID R. BIRK
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                  AVNET, INC.
                              80 CUTTER MILL ROAD
                              GREAT NECK, NY 11021
                                 (516) 466-7000

         (Names, addresses and telephone numbers, including area code, of agents for service)

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING    AMOUNT OF
REGISTERED                          REGISTERED          SHARE*                 PRICE*                REGISTRATION FEE
-------------------------          --------------       ------------------     ------------------    ----------------
Common Stock, $1.00 par value       1,000,000 shares     $62.625                $62,625,000           $18,474
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

* Calculated pursuant to Rule 457(h) and (c), upon the basis of the average of the high and low prices of a share of the Registrant's Common Stock on February 4, 1998 as reported for New York Stock Exchange composite transactions.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this registration statement: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1997 (Commission File No. 1-4224); (b) the Registrant's Current Report on Form 8-K bearing cover date of September 23, 1997; (c) the Registrant's Current Report on Form 8-K bearing cover date of September 25, 1997; (d) the Registrant's Current Report on Form 8-K bearing cover date of February 6, 1998; (e) the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1997; and (f) the description of the Registrant's Common Stock contained in the registration statement for such Common Stock filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the respective dates on which such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain matters with respect to the shares of Common Stock being registered hereunder are being passed upon by David R. Birk Esq., whose opinion is filed as Exhibit 5 to this Registration Statement. Mr. Birk is Senior Vice President and General Counsel of the Registrant and is the beneficial owner of 18,046.6793 shares of the Registrant's Common Stock (includes 14,375 shares issuable upon exercise of employee stock options).

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 54 of the Registrant's by-laws provides as follows:

         54. A. The Corporation shall indemnify, and advance the expenses of, any director, officer or employee to the full extent permitted by the New York Business Corporation Law as the same now exists or may hereafter be amended.

              B. The indemnification and advancement of expenses granted pursuant to this Section 54 shall not be exclusive or limiting of any other rights to which any person seeking



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indemnification or advancement of expenses may be entitled when authorized by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          C. No amendment, modification or rescission of these By-Laws shall be effective to limit any person's right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.

     Section 721 of the New York Business Corporation Law (the "B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled."
Section 54B of the Registrant's By-laws includes the foregoing statutory language.

     The rights granted under section 54 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by


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
disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

     A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

     The Registrant's directors and officers are currently covered as insureds under directors' and officers' liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     5      Opinion of David R. Birk, Esq.
     23.1   Consent of David R. Birk, Esq. (included in Exhibit 5).
     23.2   Consent of Arthur Andersen LLP, Independent Accountants.
     24     Powers of Attorney.
     99     Avnet 1997 Stock Option Plan

ITEM 9. UNDERTAKINGS.

     (a)    The undersigned Registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                    (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


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               (ii)     to reflect in the prospectus any facts or events arising
          after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of Great Neck, State of New York, on February 6, 1998.

                              AVNET, INC.


                              By: /s/ Leon Machiz
                                  --------------------------
                                  Leon Machiz, Chairman of the Board, Chief
                                  Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below on February 6, 1998 by the following persons in the capacities indicated.

/s/ Leon Machiz                     *
------------------------------      -----------------------------------
Leon Machiz                         Ehud Houminer, Director
Chairman of the Board, Chief
Executive Officer and Director      *
(Principal Executive Officer)       -----------------------------------
                                    Salvatore J. Nuzzo, Director


/s/ Raymond Sadowski                *
------------------------------      -----------------------------------
Raymond Sadowski                    Frederic Salerno, Director
Senior Vice President, Chief
 Financial Officer and Assistant    *
 Secretary                          -----------------------------------
 (Principal Financial Officer)      David Shaw, Director


/s/ John F. Cole                    *
------------------------------      -----------------------------------
John F. Cole                        Keith Williams, Director
Controller
(Principal Accounting Officer)

/s/ Roy Vallee                      *
------------------------------      -----------------------------------
Roy Vallee                          Frederick S. Wood, Director
President, Chief Operating
 Officer,                           *By: /s/ Raymond Sadowski
Vice Chairman of the Board               ------------------------------
 and Director                                Raymond Sadowski
                                             Attorney-in-Fact

*
------------------------------
Eleanor Baum, Director

*
------------------------------
Gerald J. Berkman, Director

*
------------------------------
J. Veronica Biggins, Director

*
------------------------------
Joseph F. Caligiuri, Director

                               INDEX TO EXHIBITS




EXHIBIT NO.  EXHIBIT                                           PAGE
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

5            Opinion and Consent of David R. Birk, Esq. ....... 8


23.1         Consent of David R. Birk (included in Exhibit 5).. 8


23.2         Consent of Arthur Andersen LLP, Independent
               Accountants .................................... 9


24           Powers of Attorney ............................... 10-19


99           Avnet 1997 Stock Option Plan ..................... 20-29


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